Exhibit 99.1

Press Release #202011	FOR IMMEDIATE RELEASE	October 7, 2020

Enertopia Signs NDA For Review of Lithium Processing Pilot Plant

Kelowna, BC-Enertopia Corporation (Ticker Symbol: ENRT) (the "Company" or "Enertopia") provides the following update.

Enertopia has signed an NDA to share data for an initial pilot plant which will showcase the possibility of building a net carbon neutral Lithium mining operation in the Nevada desert.

The company's technical advisors believe that the positive testing to date may warrant patent protection, and thus the Company is keeping all internal data strictly confidential at this time. Additionally, beyond the above-mentioned NDA, the Company has also signed several NDA's with industry partners as it works to reach its goal of a low capex solution to battery grade lithium production.

Assay Testing Continues:

Our current phase of Lithium solution testing continues to support further work in the area of reduced acid consumption. Acid reagent consumption is a considerable expense in the potential processing of Lithium claystone projects worldwide.  Unfortunately, with the increased amount of industry drilling the turnaround time for assay work has increased from 10 days to approximately 5 weeks.  These delays are expected to last through the remainder of 2020 and into Q1 2021.

Our latest series of testing has focused on potential industry low acid consumption rates of under 5% by volume weight using various acids. Our tests have produced recovery rates of between 55% to 62% depending on the type of acid, and type of Lithium claystone being treated.  We have also been reviewing other 3rd party data that could be extremely beneficial in lowering acid costs by both unit cost and reducing transportation costs. We believe that using novel approaches to acid consumption will lead to higher lithium in solution values per % of acid by volume that is the current industry norm, with lower acid consumption levels.  This has the potential of lowering upfront capex costs and reducing neutralizing waste claystone (back end expense), thus reducing water consumption needs.

Concurrently with methods of acid production, the company has been reviewing novel applications, using clean technology, to increase the recyclability of process water. Analysis of these methods indicate the potential for greater than 90% of the process water being reused over time.

Conclusion:

We reaffirm our Conclusion that we stated in our last press release on August 3, 2020 below and are pleased that Tesla Inc. came to the same conclusion with respect to Li claystone deposits in Nevada during their battery day announcement on September 22, 2020:

We continue to believe that the Lithium hosted claystone deposits in Nevada will become major sources of Lithium production in the 2020s while offering the USA a secure domestic supply of battery grade Lithium products. We applaud the members of Congress that see the need for bi-partisan support for securing a domestic supply of strategic metals which include Lithium. We are also excited to see and witness the convergence of several technologies that are changing the very way we produce and consume electrical energy amidst the growing opportunities for a better world, all in a far shorter time span than most realize.

The Company thanks the shareholders for their questions. We continue to work diligently and methodically along our path that we believe over time will benefit all current stakeholders the most.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using advanced sustainable technology for extracting lithium and verifying or sourcing other emerging intellectual property in the EV & Green Technology sectors in order to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.888.ENRT201

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., current and future impact of COVID-19; foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements or the mineral resources will be economic or mined. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.